Exhibit 99.1

For Immediate Release:	Contact: Alan W. Jackson at
April 6, 2011	843.388-8433

Tidelands Bancshares announces leadership changes

[Mt. Pleasant, SC] Tidelands Bancshares (TDBK ) and its subsidiary Tidelands Bank today announced the appointment of Thomas H. Lyles as acting Chief Executive Officer of the Company and the Bank and Alan W. Jackson as acting President of the Company and the Bank, pending final review and approval from the Federal Reserve Board, the FDIC, and the South Carolina State Board of Financial Institutions.

Mr. Lyles has served as executive vice president and chief administrative officer at Tidelands since 2007. He has over 37 years of banking experience. Previously, Mr. Lyles served as the President, COO and a director of Peoples Community Bank in Aiken, South Carolina from 2001 until its sale to First Citizens Corporation in 2005. From 1989 until 2001, Mr. Lyles served in various capacities for Carolina Southern Bank in Spartanburg, South Carolina, including Executive Vice President, CFO, COO and director until Carolina Southern Bank’s sale to Synovus Corporation. From 1973 until 1989, he held various positions with Bankers Trust of SC/Bank of America.

“I am grateful to have this opportunity to continue moving Tidelands Bank forward,” Lyles said. “Community banking is an important part of the economic health of our region, and Tidelands Bank is dedicated to helping continued economic recovery and growth along the South Carolina coast.”

Mr. Jackson has served as executive vice president and chief financial officer at Tidelands since 2003. He began his involvement in community banking in 1984 as an auditor with KPMG. From 1988 to 1991, Mr. Jackson was employed by Security Bank and Trust Co., Salisbury, North Carolina. Mr. Jackson joined Community Bank and Trust Co. in Marion, North Carolina in 1991 and served as the chief financial officer until it merged with Carolina First Bancshares in 1998. At the time of the merger, Mr. Jackson joined a group of investors who founded High Country Bank in Boone, North Carolina. Mr. Jackson served as the chief financial officer and chief operations officer to High Country Bank from 1998 to 2002. From 2002 until joining Tidelands in May 2003, Mr. Jackson had a consulting practice serving community banks in the areas of asset liability management, operations, technology, financial reporting and budgeting.

The appointments come as a result of the April 4 resignation of Robert E. Coffee, Jr. as President and Chief Executive Officer.

“On behalf of the board, I want to thank Chip for his leadership and dedication since the startup of the bank eight years ago,” said Larry W. Tarleton, chairman of the board of directors of Tidelands Bancshares.  “He never wavered from his strategic vision of creating a successful community bank serving coastal South Carolina and we couldn’t have done it without his guidance. We wish him well.”

“We also want to thank Thomas and Alan for their willingness to take on these new roles. We are confident that they will continue to provide solid leadership for Tidelands,” Tarleton said.

About Tidelands Bank

Tidelands Bank, listed on the NASDAQ as TDBK, is a full-service, FDIC-insured coastal South Carolina bank. With a focus on businesses, entrepreneurs and working professionals, Tidelands offers checking, savings and loan services at its seven branches located in Mt. Pleasant, Summerville, West Ashley, Bluffton, Murrells Inlet, and Myrtle Beach, S.C.  For more information, visit www.tidelandsbank.com.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.  Any statements in this news release that are not statements of historical facts constitute forward-looking statements, which are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions.  Many important factors may cause the Company’s actual results to differ materially from those discussed in any such forward-looking statements, including but not limited to, improving the Company’s business prospects and creating value for shareholders.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, we cannot assure that the results or prospects contemplated in forward-looking statements will be realized in the timeframe anticipated or at all.  The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason, except as may be required by applicable law.

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